Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and Fiscal Year 2012 Results

Fourth quarter operating results highlights include:

Revenues of $60.9 million

Income from continuing operations of $5.7 million

GAAP diluted earnings per share from continuing operations of $0.19

Adjusted EBITDA of $9.3 million

Operating cash flow of $4.2 million

CHELMSFORD, Mass. — July 31, 2012 — Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com), a trusted provider of commercially developed ISR and EW subsystems for defense prime contractors, reported operating results for its fourth quarter and fiscal year 2012 ended June 30, 2012. All results are presented and compared on a continuing operations basis.

Fourth Quarter Fiscal 2012 Results

Fourth quarter fiscal 2012 revenues were $60.9 million, a decrease of $0.3 million from the fourth quarter of the prior fiscal year. Revenues from defense customers increased by $3.5 million, while revenues from commercial customers decreased by $3.8 million, as compared with the prior year’s fourth quarter.

GAAP income from continuing operations for the fourth quarter of fiscal 2012 was $5.7 million, or $0.19 per diluted share, compared to $4.3 million, or $0.14 per diluted share, for the prior year’s fourth quarter. Fourth quarter fiscal 2012 GAAP net income from continuing operations per diluted share includes an increase of $0.16 associated with a change in the fair value of the liability related to the LNX earn-out, charges of $0.06 for restructuring, and $0.01 for acquisition costs related to the pending purchase of Micronetics, Inc. There were no such similar items in the prior year’s fourth quarter. GAAP net income from continuing operations per diluted share also includes $0.02 associated with the amortization of acquired intangible assets for the fourth quarter of fiscal 2012 and $0.01 for the prior year’s fourth quarter.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.978-256-1300 • Fax 978-256-3599 • www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 2

Fourth quarter fiscal 2012 GAAP income from continuing operations includes approximately $0.6 million in tax expense, $2.1 million in depreciation expense, $1.4 million in stock-based compensation costs, $1.1 million in amortization of acquired intangible assets, $2.8 million in restructuring charges, ($5.0) million in fair value adjustments from purchase accounting, including a change in the fair value of the liability related to the LNX earn-out, and $0.5 million of acquisition costs and other related expenses. Fourth quarter fiscal 2012 adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, including a change in the fair value of the liability related to the LNX earn-out, and stock-based compensation costs) was $9.3 million, compared to $10.1 million for the prior year’s fourth quarter.

Cash flow from operating activities was a net inflow of $4.2 million in the fourth quarter of fiscal 2012, compared to a net inflow of $8.6 million in the fourth quarter of fiscal 2011. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $1.2 million in the fourth quarter of fiscal 2012, compared to a net inflow of $5.1 million in the fourth quarter of fiscal 2011. Cash and cash equivalents as of June 30, 2012 were $116.0 million, an increase of $1.1 million from March 31, 2012, largely due to cash generated by operating activities.

Full Year Fiscal 2012 Results

For fiscal 2012, revenues were $244.9 million, a $16.2 million, or 7%, increase from fiscal 2011. Revenues from defense customers increased by $49.5 million, or 27%, over the prior year and revenues from commercial customers decreased by $33.3 million, or 69%, over the prior year.

Fiscal 2012 GAAP income from continuing operations of $22.6 million includes approximately $9.2 million in tax expense, $7.9 million in depreciation expense, $6.6 million in stock-based compensation costs, $3.8 million in amortization of acquired intangible assets, $2.8 million in

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 3

restructuring charges, $1.2 million in acquisition costs and other related expenses, and ($5.2) million in fair value adjustments from purchase accounting, including a change in the fair value of the liability related to the LNX earn-out. Excluding the impact of these items, fiscal 2012 adjusted EBITDA was $48.9 million, compared to $40.9 million for the prior year.

Management Comments

“The fourth quarter concluded a strong fiscal year for Mercury in an increasingly challenging environment,” said Mark Aslett, President and CEO, Mercury Computer Systems. “The uncertainties surrounding the U.S. defense budget have caused a pronounced slowdown in defense program funding and contracting, which dampened our revenue and bookings for the quarter. However, we continued to execute well in managing the areas within our control. As a result, GAAP earnings per share and adjusted EBITDA were above or near the high end of our guidance.”

“For full-year fiscal 2012, Mercury’s total bookings and revenue increased 14% and 7%, respectively, from fiscal 2011, operating income grew 21%, and adjusted EBITDA was up 20%, driven by 27% top-line growth in our defense business,” Aslett said. “Defense bookings and backlog, including KOR and PDI, also exhibited very strong year-over-year growth at 24% and 25%, respectively. Our design wins for the fiscal year totaled 50, with a five-year probable value of $304 million.”

“Looking forward, we believe that our fiscal 2013 will be another challenging year for the defense industry and for Mercury,” said Aslett. “We plan to remain focused on executing well – maximizing our performance wherever we can, and remaining agile in adapting to challenges that are outside of our control. Over the longer term, we are confident in Mercury’s prospects and in our ability to continue to build intrinsic value in our business.”

“Mercury’s presence in ISR, electronic warfare and missile defense places us in the sweet spot of the defense market,” Aslett said. “We have built or acquired capabilities that are aligned with the DoD’s new roles and missions for the armed forces. Our services-led business model is aligned to the

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 4

outsourcing needs of the primes. And we have a contemporary, differentiated, industry leading product portfolio.”

“As a result, Mercury is positioned on the right programs – some of which are expected to transition to low rate initial production, and we are winning a large number of high-value new designs,” said Aslett. “And at the same time, we are successfully executing on our M&A strategy to build capability along the sensor processing chain, including Micronetics, which we expect to close shortly.”

“These factors lead us to believe that Mercury has the capability to navigate this challenging period in the defense industry and ultimately emerge from it with the potential for accelerated growth and improved profitability,” Aslett concluded.

Backlog

Mercury’s total backlog at June 30, 2012 was $104.6 million, a $0.6 million sequential decrease from March 31, 2012, and a $17.7 million increase from June 30, 2011. Of the June 30, 2012 total backlog, $91.9 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at June 30, 2012 was $101.5 million, a $2.0 million sequential increase from March 31, 2012, and a $20.0 million increase from June 30, 2011. The total book-to-bill ratio was 1.0 for the fourth quarter of fiscal 2012 compared to 1.0 for the fourth quarter of fiscal 2011 and 0.7 for the third quarter of fiscal 2012.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the fourth quarter of fiscal 2012 from ACS were $54.3 million, including KOR Electronics, representing a decrease of $6.1 million from the fourth quarter of fiscal 2011, as a result of a decrease of $3.8 million in commercial and a decrease of $2.3 million in defense. Approximately 93% of ACS revenues for the fourth quarter of fiscal 2012 related to defense business, as compared to approximately 87% in the fourth quarter of fiscal 2011. Revenues in fiscal 2012 for ACS were $228.1 million as compared with $223.7 million in fiscal 2011.

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 5

Mercury Federal Systems (MFS) — Revenues for the fourth quarter of fiscal 2012 from MFS were $10.5 million, including Paragon Dynamics, representing an increase of $7.9 million from the fourth quarter of fiscal 2011. Revenues in fiscal 2012 for MFS were $28.7 million as compared with $11.5 million in fiscal 2011.

The revenues by operating segment do not include adjustments to eliminate $3.9 million of inter-company revenues included in those operating segments in the fourth quarter of fiscal 2012 and $11.9 million for the full year fiscal 2012.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

Because the proposed Micronetics acquisition has not closed, financial guidance for the first quarter of fiscal 2013 will exclude Micronetics.

For the first quarter of fiscal 2013, revenues are currently forecasted to be in the range of $51 million to $57 million. At this range, GAAP net income from continuing operations per diluted share is expected to be in the range of breakeven to a net loss of $0.05. Projected GAAP net income from continuing operations per diluted share includes $0.04 associated with forecasted amortization of acquired intangible assets, restructuring expense, and Micronetics acquisition related expenses; but prior to the inclusion of any additional amortization of intangibles associated with the Micronetics acquisition.

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 6

Adjusted EBITDA for the first quarter of fiscal 2013 is expected to be in the range of $4.0 million to $6.7 million.

Assuming the Micronetics transaction closes on or about August 8, 2012, we would anticipate forecasted revenues for the first quarter to increase by approximately $4 million to $5 million with Micronetics. The impact of the acquisition on projected GAAP net income from continuing operations is expected to be dilutive to the Company’s first quarter forecast by $0.02 to $0.03 per share, primarily due to the impact of purchase accounting associated with the acquisition. As stated previously, the Micronetics transaction is anticipated to be accretive on a GAAP basis within 12 months of the closing date.

Recent Highlights

July – Mercury Computer Systems announced it received $5.2 million in follow-on orders from a leading defense prime contractor for rugged high performance digital signal and image processing modules for multiple airborne radar applications.

June – Mercury signed a definitive agreement to acquire Micronetics, Inc. (NASDAQ: NOIZ, www.micronetics.com), a leading designer and manufacturer of microwave and radio frequency (RF) subsystems and components for defense and commercial customers. The transaction is currently expected to close within Mercury’s fiscal 2013 first quarter ending September 30, 2012.

June – Mercury Computer Systems announced that its headquarters facility in Chelmsford, Mass., received a Superior security rating in the annual review and assessment by the U.S. Defense Security Service (DSS). A Superior rating is awarded to contractors that consistently and fully implement the requirements of the National Industrial Security Program Operating Manual in an effective fashion, resulting in a security posture that is superior to other contractors of similar size and complexity. In all, fewer than four percent of the approximately 13,000 facilities that the DSS oversees received a superior rating.

June – Mercury announced the Ensemble™ Series 6000 Dual AMD GPGPU OpenVPX™ GSC6201 module. This new module delivers the defense industry’s highest performing stream processing

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 7

capability in a 6U form factor. Its flexible, modular design expands the customer’s choice of GPGPU, allowing them to select the best GPGPU for their application.

May – Mercury congratulated Northrop Grumman on its recently announced $1.7 billion contract win with NATO for the NATO Alliance Ground Surveillance (AGS) system. Operating under NATO command, AGS is expected to be the major data source for NATO’s system for Joint Intelligence, Surveillance and Reconnaissance (JISR).

May – Mercury announced that it received a contract from a leading defense prime contractor to provide an advanced solid state data recorder for the aggregation and storage of sensor data from airborne ISR applications. The Mercury solution combines the very high density capacity Digital Storage Unit (DSU) with a controller function built to the 3U OpenVPX standard.

May – Mercury announced StreamDirect™, a highly efficient method for delivering streams of sensor data directly to specialized coprocessors such as general purpose graphics processing units (GPGPUs). StreamDirect increases performance by enabling terabytes of raw sensor data to be processed in real-time by optimizing the transfers from the I/O sensors to the GPGPUs, supporting over 10 teraflops (TFLOPS) of processing capability in a rugged OpenVPX system. Mercury also announced the new 6U OpenVPX GSC6201 carrier card incorporating industry-standard GPGPU MXMs.

April – Mercury announced that it was selected by Raytheon Space and Airborne Systems (SAS) to provide an Application-Ready Subsystem™ (ARS™) and integration services for Raytheon’s Advanced Distributed Aperture System (ADAS). Mercury will deliver an advanced sensor processing subsystem as part of Raytheon’s Multi-function Image Processor (MIP), and systems integration services to help Raytheon realize unprecedented operational capabilities, allowing aircrews to achieve objectives with the lowest possible risk.

Conference Call Information

Mercury will host a conference call on Tuesday, July 31, 2012, at 5:00 p.m. EDT to discuss the fourth quarter and fiscal year 2012 results and review its financial and business outlook going forward.

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 8

To listen to the conference call, dial (888) 211-4430 in the U.S.A. and Canada, and (913) 312-1422 in all other countries. The conference code number is 2747665. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, July 31, 2012, through 8:00 p.m. EDT on Sunday, August 12, 2012. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 2747665. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures provide an enhanced understanding of its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing an enhanced understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP measures to the corresponding non-GAAP financial measures included in this press release is contained in the attached exhibits.

Mercury Reports Fourth Quarter and Fiscal Year 2012 Results, Page 9

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of open, commercially developed, application-ready, multi-INT subsystems for defense prime contractors. With over 30 years of experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2012 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Kevin M. Bisson, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Echotek and Ensemble are registered trademarks and Application Ready Subsystem and ARS are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$115,964	$162,875
Accounts receivable, net	38,532	44,786
Unbilled receivables and costs in excess of billings	10,918	1,059
Inventory	25,845	18,540
Deferred income taxes	7,653	7,678
Prepaid income taxes	2,585	1,075
Prepaid expenses and other current assets	6,206	4,171

Total current assets	207,703	240,184
Restricted cash	3,281	3,000
Property and equipment, net	15,929	14,520
Goodwill	132,621	79,558
Acquired intangible assets, net	25,083	16,702
Other non-current assets	989	1,598

Total assets	$385,606	$355,562

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,002	$7,972
Accrued expenses	9,895	5,808
Accrued compensation	13,190	16,288
Deferred revenues and customer advances	4,855	6,138

Total current liabilities	36,942	36,206
Deferred gain on sale-leaseback	4,399	5,556
Deferred income taxes	7,773	3,877
Income taxes payable	2,021	1,777
Other non-current liabilities	1,367	6,710

Total liabilities	52,502	54,126
Shareholders’ equity:
Common stock	297	291
Additional paid-in capital	222,769	213,777
Retained earnings	108,732	86,113
Accumulated other comprehensive income	1,306	1,255

Total shareholders’ equity	333,104	301,436

Total liabilities and shareholders’ equity	$385,606	$355,562

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Net revenues	$60,859	$61,234	$244,929	$228,710
Cost of revenues (1)	30,595	26,517	108,773	98,811

Gross margin	30,264	34,717	136,156	129,899
Operating expenses:
Selling, general and administrative (1)	13,878	15,215	57,159	57,868
Research and development (1)	10,943	12,439	45,984	44,500
Amortization of acquired intangible assets	1,148	685	3,799	1,984
Restructuring and other charges	2,821	—	2,821	—
Impairment of long-lived assets	—	150	—	150
Acquisition costs and other related expenses	456	5	1,219	412
Change in the fair value of the liability related to the LNX earn-out	(4,938)	—	(4,938)	—

Total operating expenses	24,308	28,494	106,044	104,914

Income from operations	5,956	6,223	30,112	24,985
Interest income	1	15	13	34
Interest expense	(14)	(11)	(40)	(79)
Other income, net	363	317	1,686	1,627

Income from continuing operations before income taxes	6,306	6,544	31,771	26,567
Income taxes	630	2,280	9,152	8,060

Income from continuing operations	5,676	4,264	22,619	18,507
Loss from discontinued operations, net of tax	—	(13)	—	(65)

Net income	$5,676	$4,251	$22,619	$18,442

Basic net earnings (loss) per share:
Continuing operations	$0.19	$0.15	$0.77	$0.73
Loss from discontinued operations	—	—	—	—

Net income	$0.19	$0.15	$0.77	$0.73

Diluted net earnings (loss) per share:
Continuing operations	$0.19	$0.14	$0.75	$0.71
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.19	$0.14	$0.75	$0.70

Weighted-average shares outstanding:
Basic	29,611	28,971	29,477	25,322

Diluted	30,168	30,105	30,085	26,209

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$108	$93	$349	$263
Selling, general and administrative	$1,048	$1,019	$5,309	$4,609
Research and development	$266	$246	$958	$708

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$5,676	$4,251	$22,619	$18,442
Depreciation and amortization	3,277	2,409	11,658	8,348
Change in the fair value of the liability related to the LNX earn-out	(4,938)	—	(4,938)	—
Other non-cash items, net	261	2,015	5,708	5,827
Changes in operating assets and liabilities, net of effect of businesses acquired	(94)	(46)	(3,178)	(1,143)

Net cash provided by operating activities	4,182	8,629	31,869	31,474

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(674)	—	(71,044)	(29,508)
Sales of marketable securities	—	—	—	18,025
Purchases of property and equipment	(2,989)	(3,489)	(9,427)	(8,825)
Increase in restricted cash	—	—	(281)	—
Payments for acquired intangible assets	—	—	(50)	(2,375)

Net cash used in investing activities	(3,663)	(3,489)	(80,802)	(22,683)

Cash flows from financing activities:
(Payments) for proceeds from follow-on public stock offering, net	—	(340)	—	93,605
Proceeds from employee stock plans	600	1,502	1,631	3,690
Payments of deferred offering costs	—	(84)	(30)	(90)
Payments of capital lease obligations	(48)	(58)	(185)	(298)
Excess tax benefits from stock-based compensation	72	323	559	893

Net cash provided by financing activities	624	1,343	1,975	97,800

Effect of exchange rate changes on cash and cash equivalents	(24)	(29)	47	43

Net increase (decrease) in cash and cash equivalents	1,119	6,454	(46,911)	106,634
Cash and cash equivalents at beginning of period	114,845	156,421	162,875	56,241

Cash and cash equivalents at end of period	$115,964	$162,875	$115,964	$162,875

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Income from continuing operations	$5,676	$4,264	$22,619	$18,507
Interest expense, net	13	(4)	27	45
Income taxes	630	2,280	9,152	8,060
Depreciation	2,129	1,724	7,859	6,364
Amortization of acquired intangible assets	1,148	685	3,799	1,984
Restructuring	2,821	—	2,821	—
Impairment of long-lived assets	—	150	—	150
Acquisition costs and other related expenses	456	5	1,219	412
Fair value adjustments from purchase accounting	(4,993)	(367)	(5,238)	(219)
Stock-based compensation expense	1,422	1,358	6,616	5,580

Adjusted EBITDA	$9,302	$10,095	$48,874	$40,883

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operations	$4,182	$8,629	$31,869	$31,474
Capital expenditures	(2,989)	(3,489)	(9,427)	(8,825)

Free cash flow	$1,193	$5,140	$22,442	$22,649

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending September 30, 2012

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation — Income from continuing operations per diluted share	$(0.05)	$—

GAAP expectation — Income from continuing operations	$(1,681)	$29

Adjust for:
Interest expense, net	9	9
Income taxes	(934)	16
Depreciation	2,153	2,153
Amortization of acquired intangible assets	1,147	1,147
Restructuring	433	433
Acquisition costs and other related expenses	225	225
Fair value adjustments from purchase accounting	(28)	(28)
Stock-based compensation expense	2,671	2,671

Adjusted EBITDA expectation	$3,995	$6,655